Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference therein of our report dated August 13, 2015 with respect to the carve-out financial statements of Mobile Advertising Business of Hipcricket, Inc. for the years ended September 30, 2014 and 2013 included in the Current Report (Form 8-K) for 2015 filed with the Securities and Exchange Commission.

/s/ PMB Helin Donovan, LLP

Austin, Texas

August 26, 2015